Brighthouse Funds Trust I

Brighthouse Funds Trust II

(together, the “Trusts” or

“Brighthouse Funds”)

and

Brighthouse Investment Advisers, LLC

Joint Code of Ethics

Under the 1940 and Investment Advisers Acts, Respectively

Restated: May 22, 2012

As revised: June 1, 2015; May 25, 2016; January 3, 2017

Table of Contents

Definitions	2

Introduction	4

Statement of General Principles	4

Reporting Requirements	5

Board Reports	5
Access Persons	5
Initial Holdings Reports	5
Quarterly Transaction Reports	6
Annual Holdings Reports	7
Brighthouse Financial, Inc., and Stock Options	7
Independent Trustees	7
Confidentiality	8

Blackout Period	8

Other Restrictions	9

Limited Offerings	9
Initial Public Offerings	9
Service on the Board of a Publicly Traded Company	9

Gifts and Entertainment	9

Review and Enforcement	13

Sanctions	13

Records	14

Approval and Adoption	14

Appendix A	15

Appendix B	16

Appendix C	17

Appendix D	18

DEFINITIONS

The following definitions are used throughout this document. You are responsible for reading and being familiar with each definition.

1.	“Access Person” includes:

(a)	Every member of BIA’s Board.

(b)	Every officer of the Trusts or BIA, including assistant officers of BIA, such as Assistant Secretaries and Assistant Treasurers.

(c)	Every employee of the Trusts or BIA or any entity in a control relationship to the Trusts or BIA who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security for the Trusts, or whose functions relate to the making of any recommendations with respect to purchases and sales.

(d)	Any natural person in a control relationship to the Trusts or BIA who obtains information concerning recommendations made to the Trusts with regard to the purchase or sale of a Covered Security by the Trusts.

(e)	Any director, officer, or general partner of a Distributor who, in the ordinary course of business makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trusts for which the Distributor acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Trusts regarding the purchase or sale of Covered Securities.

(f)	The immediate family sharing the same household of any of the Access Persons as defined above; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide the Access Person with any economic benefit. Immediate Family means any spouse or equivalent domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any adoptive relationship.

2.	“Automatic Investment Plan”: any program in which periodic purchases (or withdrawals) are automatically made in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3.	“Beneficial Ownership”: is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the 1934 Act in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

Rule 16a-1(2) under the 1934 Act specifies that to have beneficial ownership, a person must have a “direct or indirect pecuniary interest”, which is the opportunity to profit directly or indirectly from a transaction in securities. Thus, an Access Person may be deemed to have beneficial ownership of securities held by members of his or her immediate family sharing the same household (i.e., spouse, parents, and children), or by certain partnerships, trusts, corporations, or other arrangements.

See “Explanation of Beneficial Ownership” in Appendix B for additional examples of Beneficial Ownership.

4.	“Chief Compliance Officer”: the Chief Compliance Officer (s) (“CCO”) of the Trusts and BIA.

5.	“Code of Ethics” or “Code”: this document, the “Brighthouse Funds and Brighthouse Investment Advisers, LLC, Code of Ethics”.

6.	“Control”: has the same meaning as set forth in Section 2(a)(9) of the 1940 Act, which states that “control” means “the power to exercise a controlling influence over the management of policies of a company, unless such power is solely the result of an official position with such company.” Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation. This definition is subject to any amendments in text or interpretation of Section 2(a)(9).

7.	“Covered Security”: generally includes all securities, whether publicly or privately traded, and any option, future, forward contract, or other obligation involving securities or an index thereof, including any instrument, whose value is derived or based on any of the above. The term Covered Security includes any separate security that is convertible into or exchangeable for, or which confers a right to purchase such security. The term Covered Security also includes closed-end funds and exchange traded funds (“ETFs”).

The following securities are not Covered Securities:

•	Shares issued by an open-end registered investment company (mutual funds, other than a series of the Trusts);

•	Direct obligations of the U.S. government or any agency thereof; and

•	High-quality, short-term debt instruments such as bank certificates of deposit, repurchase agreements, and commercial paper.

8.	“Distributor”: any MetLife or Brighthouse-affiliated broker-dealer that serves as principal underwriter to the Trusts.

9.	“Fund Shareholders”: owners of any variable annuity contract or variable life insurance policy issued by a MetLife- or Brighthouse-affiliated insurance company or qualified plans investing in the Trusts.

10.	“Independent Trustee”: a Trustee who is not an “interested person” of the Trusts within the meaning of Section 2(a)(19) of the 1940 Act.

11.	“Initial Public Offering” (“IPO”): an offering of securities registered under the (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

12.	“Limited Offering”: an offering that is exempt from registration under the 1933 Act, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505, and 506 thereunder. Limited offerings are often referred to as “private placements” and many unregistered investment vehicles such as hedge funds, private equity funds, and venture capital funds are offered pursuant to these exemptions.

13.	“BIA”: Brighthouse Investment Advisers, LLC, the investment adviser to the Trusts.

14.	“Personal Trading Assistant” (“PTA”): MetLife’s online tool for completing the reporting requirements for personal securities transactions.

15.	“SIP”: the Brighthouse Savings & Investment Plan and Auxiliary Savings & Investment Plan.

16.	“Subadviser”: any entity that, pursuant to a contract with BIA, regularly furnishes advice to the Trusts with respect to the desirability of investing in, purchasing, or selling securities or other property, or is empowered to determine what securities or other property will be purchased or sold by the Trusts.

INTRODUCTION

The purpose of this Code is to (i) minimize conflicts and potential conflicts of interest between employees of the Trusts, BIA, and Distributor (or of any company in a control relationship with the Trusts, BIA, and Distributor as set forth in Appendix A) (collectively, the “Firm”) and the Trusts; (ii) provide policies and procedures consistent with applicable law and regulation, including Rule 17j-1 under the 1940 Act, Rule 204A-1 under the Investment Advisers Act, as amended, and Rule 10b-5 under the 1934 Act, and (iii) prevent fraudulent and other manipulative practices with respect to purchases or sales of securities held or to be acquired by the Trusts.

Statement of General Principles

In recognition of the trust and confidence placed in the Firm by Fund Shareholders, and to give effect to the Firm’s shared belief that operation of the Trusts should be directed to the benefit of the Fund Shareholders, the Firm hereby adopts the following general principles to guide the actions of the officers and employees:

(i)	The interests of the Fund Shareholders must be paramount at all times;

(ii)	All personal transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

(iii)	No associate of the Firm will take inappropriate advantage of their position.

This Code does not attempt to identify all possible conflicts of interest and literal compliance with each of the specific procedures will not shield an Access Person from liability for personal trading or other conduct that violates a fiduciary duty to Fund Shareholders. In addition to the specific prohibitions contained within this Code, each Access Person must not engage in any act or practice that would defraud the Fund Shareholders or the Firm’s clients.

REPORTING REQUIREMENTS

Board Reports

No less frequently than annually, the CCO must furnish to the Board for its consideration, a written report that (i) describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (ii) certifies that the Trusts, BIA, the Distributor, and Subadvisers have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Access Persons

Each Access Person has a duty to notify the CCO promptly when s/he learns or knows of any material Code violations.

Each Access Person must file the reports set forth below in PTA.

NOTE

•	All Access Persons must file these reports, even if the Access Person has no holdings, transactions, or accounts to report.

Initial Holdings Reports

Each Access Person must report, no later than ten (10) days after becoming an Access Person via PTA, the following information (such information must be current as of a date no more than 45 days prior to the date of becoming an Access Person):

(a)	The title and number of shares (for equity securities) or principal amount (for debt securities) of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(b)	The names of any broker-dealer(s) and/or bank(s) at which the Access Person maintains any account(s) in which any securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(c)	The date that the report is submitted into PTA by the Access Person.

The Initial Holdings Report also requires each Access Person to confirm that s/he has received, read, and understands the Code and recognizes that s/he is subject to and will comply with the requirements of the Code.

Quarterly Transaction Reports

Each Access Person will enter the following information in PTA no later than 15 days after the end of each calendar quarter:

(a)    With respect to any transaction in any Covered Security in which such Access Person  has or, by reason of such transaction, acquires any direct or indirect Beneficial  Ownership in a Covered Security:

(i)     The date of the transaction, the title, the interest rate, maturity date (if applicable), and  the number of shares or principal amount of each Covered Security;

(ii)    The nature of the transaction (e.g., purchase, sale, gift, or any other type of acquisition  or disposition);

Covered Securities Stocks Bonds Options Futures Forward contracts Closed-end funds ETFs Brighthouse Funds
(iii) The price at which the transaction in the Covered Security was effected;
(iv) The name of the broker, dealer, or bank with or through which the transaction was effected; and
(v) The date that the Access Person submitted the report in PTA.

(b)	With respect to any newly established account of an Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name(s) of the broker-dealer(s) and/or bank(s) with whom the Access Person established the account(s);

(ii)	The date(s) on which any such account(s) was established; and

(iii)	The date that the Access Person submitted the report in PTA.

An Access Person is not required to report transactions:

•	Effected pursuant to an automatic investment plan; and

•	Subsequent premium payments for a Brighthouse variable product funded by an automatic deduction from a bank or money market account.

Managed Accounts

Under this section, Access Persons are not required to report transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

Annual Holdings Reports

On an annual basis, each Access Person must report the following information via PTA within 15 calendar days after the end of the year (which must be current as of a date no more than 45 days before the report is submitted):

(a)	The title, number of shares, or principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

(b)	The name of any broker-dealer(s) and/or bank with whom the Access Person maintained any account(s) in which any securities, including Covered Securities, were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(c)	The date that the Access Person enters the report in PTA.

Each Access Person must certify annually that s/he has read and understands the Code and recognizes that s/he is subject to the Code. In addition, each Access Person must certify annually that s/he has complied with the requirements of the Code and that s/he has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Brighthouse Financial, Inc. (“Brighthouse”) Shares and Stock Options

Shares of Brighthouse Financial (or MetLife, Inc. (“MetLife”)) that were acquired in the open market and are held in a brokerage account, in an account of an immediate family member, trust, or an account for which an Access Person is deemed a Beneficial Owner must be included on any Access Person’s initial and annual holdings reports and quarterly transaction reports. Engaging in short sales, hedging, trading in put and call options, and other transactions involving speculation with respect to Brighthouse or MetLife securities is prohibited.

Brighthouse shares issued as stock-based, long-term incentive compensation, including Restricted Stock Units, Performance Shares, or Deferred Shares, must be reported as holdings on an Access Person’s initial and annual holdings reports. Shares of Brighthouse common stock acquired by exercising Brighthouse or MetLife Stock Performance Options must be reported on initial and annual holdings reports. Options that have not yet vested need not be reported until such time as they are vested.

Allocations to the Brighthouse Company Stock Fund in an Access Person’s SIP and shares of Brighthouse that have been deferred in accordance with the Brighthouse Deferred Compensation Plan for Brighthouse officers into the Brighthouse Deferred Shares Fund need not be reported on an Access Person’s personal securities transaction report.

Independent Trustees

An Independent Trustee must report a transaction in a Covered Security only if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, such Covered Security was purchased or sold by the Trusts or was being considered by the Trusts or its investment adviser for purchase or sale by the Trusts. Independent Trustees do not have to file initial and annual holdings reports in PTA. In the event that an Independent Trustee must report a personal securities transaction pursuant to the foregoing, they must do so on the Quarterly Transaction Report Form for Independent Trustees attached as Appendix D to this Code.

Confidentiality

All reports of securities transactions and any other information filed with the Firm pursuant to this Code will be treated as confidential. In this regard, Access Person must never reveal to any other person (except in the normal course of his/her duties on behalf of the Firm) any information regarding securities transactions made or being considered by or on behalf of any Portfolio of the Trusts.

BLACKOUT PERIOD

If an Access Person has actual knowledge that a Covered Security (or any closely related security) has been purchased or sold by the Trusts or is being considered for purchase or sale by the Trusts or that there is a pending buy or sell order for a Covered Security, that Access Person may not purchase or sell that Covered Security within the seven (7) calendar days immediately before or after the day on which the Trusts purchase or sell that Covered Security. If any such transaction occurs, the Firm will generally require any profits from the transaction to be disgorged for donation to charity. This blackout period commences on the date that the Access Person obtains actual knowledge as described above.

This blackout period does not apply to (i) purchases and sales of any common or preferred stock that is publicly traded and is issued by a company that has, at the most recent fiscal quarter-end before the trade date, a stock market capitalization of at least five billion U.S. dollars (or the equivalent in foreign currency); or (ii) the following exempt transactions:

(a)	Purchases or sales of securities effected in any account over which the Access Person has no direct or indirect influence or control;

(b)	Purchases or sales of securities that are non-volitional on the part of either the Access Person or the Trusts;

(c)	Purchases or sales of securities in a discretionary investment advisory account, in which an Access Person has a Beneficial Ownership interest (either alone or with others), managed by a registered investment adviser who is not a family relative (including in-laws) of the Access Person if the Access Person did not have knowledge of the transaction until after the transaction has been executed, provided that the Access Person had previously identified the account in PTA;

(d)	Transactions that occur by operation of law or under any other circumstance in which the Access Person has Beneficial Ownership, but does not exercise any discretion to buy or sell or make recommendations to a person who exercises such discretion;

(e)	Purchases of Covered Securities pursuant to an Automatic Investment Plan; and

(f)	Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by the Access Person and received by the Access Person from the issuer.

OTHER RESTRICTIONS

The following restrictions apply to all Access Persons:

Limited Offerings

No Access Person may acquire Beneficial Ownership in any security (not just Covered Securities) in a Limited Offering without obtaining, in advance of the transaction, written preclearance for that transaction from the CCO. The CCO may revoke preclearance any time after it is granted. The CCO may also deny or revoke preclearance for any reason.

Initial Public Offerings

No Access Person may acquire Beneficial Ownership of a Covered Security as part of an IPO by an issuer.

Service on the Board of a Publicly Traded Company

To avoid conflicts of interest, inside information, and other compliance and business issues, all Access Persons are prohibited from serving as a member of the board of any for-profit or publicly held organization or company, except with advance written approval from the CCO. This restriction does not apply to service on the board of any parent company or affiliate of the Firm.

GIFTS AND BUSINESS ENTERTAINMENT

In addition to avoiding conflicts of interest, the Firm seeks to avoid the appearance of impropriety in its dealings with its business partners. Consequently, the Code prohibits giving or receiving lavish gifts and entertainment to or from parties with whom the Firm conducts or has a reasonable likelihood of conducting business.

Access Persons may give and receive appropriate gifts and entertainment in connection with their work, provided that the gifts and entertainment are nominal in value and do not affect their judgment of the third party. The following are examples of acceptable gifts and/or entertainment:

•	An occasional breakfast, luncheon, dinner or reception, ticket to a sporting event or theater, or comparable entertainment, that is not so frequent, so costly, nor so extensive as to raise the question of impropriety, and pursuant to the conditions set forth in the charts below.

•	A breakfast, luncheon, dinner, reception, or cocktail party in conjunction with a bona fide business meeting pursuant to the conditions set forth in the charts below; and

•	A gift approved in writing by the CCO.

Reporting Limits and Approval

Guiding Principles

The following principles should guide an Access Person’s decision when offering or accepting Gifts and/or Entertainment:

Consider how your actions would be viewed by an objective person such as shareholders, regulators, and the media.	Access Persons should not accept gifts or entertainment for the benefit of non-BIA employees (e.g., family members)

Never accept or offer gifts or entertainment that appear lavish, improper, or potentially offensive – if it feels like it is a conflict of interest to accept a gift or entertainment, do not do so.	Access Persons should not accept gifts during a bidding process or contract negotiation. Occasional, non-lavish meals or entertainment may be appropriate.

Never accept or offer cash or cash equivalents, including gift cards.	Never offer or accept gifts or entertainment as an incentive to influence a business decision.

Access Persons must report all gifts and entertainment in the GEST system to the extent required and as set forth in the charts below.

•	Amounts are aggregated by donor/recipient in a calendar year

•	In determining the fair market value of an event, all associated expenses must be included, including meals, travel, lodging, tickets, fees, spousal expenses, etc. For example, if a third-party firm provides tickets to an event, as well as a meal and car service, the aggregate total market value of those items must be reported in GEST and included in the year’s “running total” of gifts and entertainment that firm has provided as specified in the following section.

•	Approval must be obtained from the appropriate supervisor within BIA or Brighthouse senior management as set forth in the charts below.

The charts below detail the reporting and approval guidelines for administrative associates when a third party (e.g., a Portfolio subadviser or Trust service provider) is the supplier or recipient of gifts or entertainment. A gift or entertainment is NOT necessarily proper solely because it falls within the boundaries of this chart. Ultimately, the CCO decides the appropriateness of any gift or entertainment that is not otherwise prohibited herein. The CCO reserves the right to confer with any Access Person’s respective manager concerning the appropriateness of gifts or entertainment. This includes both providing and receiving gifts and entertainment.

GIFTS

Reporting Not Required	Report After Activity Occurs	Subject to pre-approval
Promotional/logo items Mementos Minimal Value Items < $25	Gifts ≤ $100	> $100 or > Two gifts of greater- than-minimal value (Department Head approval)

REMEMBER: Amounts are aggregated by donor/recipient in a calendar year. For example, if you receive a gift valued at $95, you are required to report it in GEST after you receive it because it is less than $100. Subsequently, if you receive a gift valued at $9 during the same calendar year from the same firm, you would exceed the $100 pre-approval threshold. Therefore, you would be required to request approval for the $9 gift from your Department Head as soon as you receive the gift.

Gift Guidelines

•	Access Persons must not accept tickets to sporting, cultural, or other events at which the host is not present.

•	Gift baskets, wine, food items, clothing, merchandise, and any other items over $100 in market value given to individuals or groups must be shared by the group and reported in GEST, or otherwise returned to the provider. Individual acceptance of any such gifts is prohibited.

•	Access Persons should not accept gifts or entertainment for the benefit of non-BIA employees (e.g., family members).

•	Gifts that do not comply with the table immediately above or lavish gifts must be returned.

•	Gift cards, gift certificates, and other cash equivalents must be returned to the provider.

ENTERTAINMENT (INCLUDES MEALS)

Reporting Not Required	Report After Activity Occurs	Subject to pre-approval
Refreshments/meals brought into a business meeting (e.g., Brighthouse Funds subadviser or third-party service provider due diligence meetings) Minimal Value Events < $10	Events ≤ $400 (No pre-approval required)	> $400 & ≤ $1,000 (Manager approval) > $1,000 (Department Head approval)

REMINDER: If you attend an event valued at $200 you would report the event through GEST after attending because it is less than $400. In the same calendar year, if you plan to attend an event hosted by the same firm valued at $205, this would place you over the $400 annual threshold. Therefore, you must obtain Manager pre-approval before attending the second event.

NOTE

While it may be acceptable to attend an event at which the Access Person and the third party are both present, accepting tickets solely intended for personal use is a gift, and is NOT permitted.

Entertainment Guidelines

•	Entry to sporting, cultural, charitable, or other events

•	Participatory sporting events (e.g., golf outings)

•	Business meetings, training, conferences, and other events, including meals

•	The third event in a calendar year requires pre-approval from the Department Head regardless of value.

•	BIA should pay travel expenses directly whenever possible (other than local transportation, such as airport transfers, to and/or from meetings sponsored by third parties). If direct billing is not possible, the Access Person should request, in writing, that the provider facilitate direct billing or provide an invoice for the transportation or lodging expense in question. Access Persons should not accept travel (other than local transportation, such as airport transfers, to and/or from meetings sponsored by third parties) or lodging from any third party.

REVIEW AND ENFORCEMENT

BIA Compliance will review all Access Persons’ personal securities transactions reports to determine whether there is any evidence of suspicious activity. The following factors may be considered in determining whether there is evidence of suspicious activity:

(a)	The number and dollar amount of the transaction(s);

(b)	The trading volumes and/or trading patterns of transactions in Covered Securities;

(c)	The length of time a Covered Security is held in an Access Person’s reportable account;

(d)	The Access Person’s access to the Trusts’ portfolio holding information; and

(e)	The Access Person’s involvement in the investment process of the Trusts.

In the event there is any evidence of suspicious activity based upon the review of an Access Person’s personal securities transaction report, BIA Compliance will conduct a more detailed review of such Access Person’s trading activity. This review may consist of comparing all reported personal securities transactions of the Access Person for the quarter with the actual transactions of each Portfolio of the Trusts.

This review may also consist of (i) comparing all reported personal securities transactions of the Access Person with a list, if such list exists, of all securities being considered for purchase or sale by any Portfolio of the Trusts; and (ii) reviewing the securities transactions for patterns of transactions that would indicate that an Access Person used confidential information regarding the trading activity in a Portfolio of the Trusts as a basis for buying or selling securities.

It should be noted, however, that a violation could be deemed to have resulted from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealings have been violated. Prior to making any determination that an Access Person has committed a violation, BIA Compliance will provide such person an opportunity to supply additional explanatory material regarding the facts and circumstances surrounding the trade or trades in question.

In addition to improper trading activities, failure to comply with the reporting requirements may also constitute a violation of the Code. This includes making inaccurate or misleading reports or statements concerning trading activity and securities accounts and failing to file the required reports.

Sanctions

The Firm treats violations of the Code (including violations that the CCO deems to run counter to the spirit of the Code) very seriously. Violations of either the letter or the spirit of the Code may result in the imposition of penalties or fines, reduced compensation, demotions, disgorgement of trade gains, unwinding of the trade, suspension of personal trading privileges, suspension or termination of employment, or any combination of the foregoing.

RECORDS

The Firm and each Subadviser must maintain records in the matter and to the extent set forth below, which may be maintained electronically or by such other means permissible under the conditions described in Rule 31a-2 under the 1940 Act, or under no-action letters or interpretations under that rule, and will be available for examination by representatives of the SEC.

(a)	A copy of the Code must be preserved in an easily accessible place (including the five (5) years after the Code is no longer in effect).

(b)	A record of any violation of the Code and of any action taken as a result of such violation must be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

(c)	A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to the Code must be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place.

(d)	A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to the Code must be maintained in an easily accessible place.

(e)	A copy of each written report and certification furnished to the Board by the BIA CCO, on behalf of each Fund.

APPROVAL AND ADOPTION

The Board, including a majority of the Independent Trustees, must approve this Code and the respective code of ethics of each Adviser.

Prior to initially approving any proposed new or additional Adviser for the Trusts, the Board must approve the proposed new or additional Adviser’s code of ethics. Within six (6) months of adoption of any material change to this Code or the code of ethics of an Adviser, the relevant party must provide the material changes to the Board for approval and the Board must approve the material changes to the relevant code.

This Code may be amended as necessary or appropriate with the approval of the Board and is subject to interpretation by the Board in its discretion.

APPENDIX A

Affiliated entities subject to this Code of Ethics:

Brighthouse Funds Trust I

Brighthouse Funds Trust II

Brighthouse Investment Advisers, LLC

MetLife Investors Distribution Company (to be replaced by Brighthouse Securities LLC in 2017)

APPENDIX B

Explanation of Beneficial Ownership

An Access Person will generally be deemed the beneficial owner of any securities in which s/he has a direct or indirect pecuniary interest. Pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. The following are examples of an indirect pecuniary interest in securities:

•	Securities held by members of an Access Person’s immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide the Access Person with any economic benefit.

Immediate Family means any spouse or equivalent domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any adoptive relationship.

•	Securities held in an Access Person’s own name, or that are held for the Access Person’s benefit in nominee, custodial, or “street name” accounts.

•	Securities owned by or for a partnership in which the Access Person is a general partner (whether the ownership is under the name of that partner, another partner, or the partnership, or through a nominee, custodial, or “street name” account).

•	Securities that are managed for an Access Person’s benefit on a discretionary basis by an investment adviser, broker, bank trust company, or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the Access Person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the Access Person what investments are held in the account.

•	Securities in an Access Person’s individual retirement account.

•	Securities in an Access Person’s 401(k) account or similar retirement plan, even if the Access Person has chosen to give someone else investment discretion over the account.

•	Securities owned by a trust of which the Access Person is either a trustee or a beneficiary.

•	Securities owned by a corporation, partnership, or other entity that the Access Person controls (whether the ownership is under the name of that Access Person, under the name of the entity, or through a nominee, custodial, or “street name” account).

APPENDIX C

Code of Ethics Forms Included in PTA

1.	Initial Certification and Holdings Report

2.	Quarterly Transaction Report

3.	Annual Certification and Holdings Report

4.	Independent Trustees Quarterly Transaction Report

APPENDIX D

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

BRIGHTHOUSE FUNDS TRUST I

BRIGHTHOUSE FUNDS TRUST II

Quarterly Transaction Report Form for

INDEPENDENT TRUSTEES

(TO BE COMPLETED ONLY IN THE EVENT AN INDEPENDENT TRUSTEE

BECOMES AN ACCESS PERSON OF THE TRUSTS)

NOTE: This form must be completed by Independent Trustees only in the following circumstances:

•	If you had Beneficial Ownership in a Covered Security; and

•	At the time of the transaction you knew or you should have known (as part of your ordinary duties as a Trustee) that during the 15 days before or after your purchase or sale, such security was purchased or sold or was being considered for purchase or sale, by any Portfolio of the Fund.

Please file this form with the Review Officer no later than 30 days after the relevant calendar quarter. Defined terms herein have the meanings set forth in the Code of Ethics.

Name of Independent Trustee:

For The Quarter Ended:

Date Received By BIA Compliance:

Quarterly Transactions

Security (Including Interest Rate and Maturity Date if Applicable)	Date	Nature of Transaction (Purchase, Sale, Gift)	Shares (or Principal Amount)	Price	Broker/Dealer/Bank Effecting Transaction

Conflict of Interest Potential:

With respect to any trade reported by you under the Code of Ethics during the last quarter, please identify in the box below any factors currently known by you which could potentially pose a conflict of interest, including the existence of any substantial economic relationship between your transactions and transactions of securities held or to be acquired by any Trust Portfolio.

I hereby certify that I have reported all transactions during the last quarter required to be reported by me pursuant to the Code of Ethics and that I have complied with all aspects of the Code of Ethics during the previous calendar quarter.

Signature:

Date:

Copies of brokerage statements or confirmations will be accepted in place of above if attached to this signed report, provided that the confirmation statements contain all the information required to be reported above

Please e-mail your completed form to:

Investment Management Compliance (invmgmtcompliance@metlife.com)